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                                                                    EXHIBIT 5(a)


                                                               January 15, 1997


Substance Abuse Technologies, Inc.
4517 N.W. 31st Avenue
Ft. Lauderdale, Florida  33309

Dear Sirs:

      We refer to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Substance Abuse Technologies, Inc. ("SAT") under the Securities Act of 1933, as amended (the "Securities Act"), relating to (1)(a) an aggregate of 2,500,000 shares of its Common Stock, $.01 par value (the "SAT Common Stock"), issuable upon the exercise of Common Stock purchase warrants expiring June 30, 000 (the "June 30 Warrants"), (b) an aggregate of 500,000 shares of the SAT Common Stock issuable upon the exercise of Common Stock purchase warrants expiring three years from the effective date of the Registration Statement (the "January Warrants"), (c) 180,000 shares of the SAT Common Stock issuable upon the exercise at $2.125 per share of Common Stock purchase warrants granted or to be granted to employees of SAT or subsidiaries thereof (the "Employee Warrants") and (d) 2,500,000 shares issuable on the conversion of Convertible Senior Promissory Notes due November 8, 1999 (the "Convertible Notes") and (2) the stockholders named in the table under the caption "Selling Stockholders" offer of (a) an aggregate of 450,000 shares of the SAT Common Stock issuable when and if the following Common Stock purchase warrants are exercised: (a) a January Warrant to purchase 100,000 shares (b) a warrant expiring December 2, 1999 (the "December 2 Warrant") to purchase 200,000 shares, (c ) warrants expiring November 15, 1999 (the "Directors Warrants") to purchase an aggregate of 50,000 shares, (d) warrants expiring November 15, 1999 (the "Lenders Warrants") to purchase an aggregate of 10,000 shares and (e) Employee Warrants to purchase an aggregate of 90,000 shares. The June 30 Warrants, the January Warrants, the Employee Warrants, the December 2 Warrant, the Directors Warrants and the Lenders Warrants are collectively referred to herein as the "Warrants."

      As counsel to SAT, we have examined the Certificate of Incorporation of SAT, its By-Laws, its minutes and other corporate proceedings and corporate records relating to the authorization of the Warrants and the Convertible Notes and have reviewed the Registration Statement in the form intended to be filed. In our opinion, we have made such an investigation and examination as we have deemed necessary for the purposes of expressing an informed opinion on the matters hereafter discussed.


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Substance Abuse Technologies, Inc.
January 15, 1997
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      Based upon such examination, it is our opinion that:

      1. SAT is duly organized and validly existing under the laws of the State of Delaware; and

      2. The shares of the SAT Common Stock issuable upon the exercise of the Warrants and conversion of the Convertible Notes will be, when issued, validly issued, fully paid and non-assessable;

      3. The Outstanding Shares being offered by the Selling Stockholders are validly issued, fully paid and non-assessable.

      In addition, we hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to our firm under the captions "Risk Factors," "Selling Stockholders," "Plan of Distribution" and "Legal Matters" included in the Prospectus which constitutes Part I of the Registration Statement.

                                    Very truly yours,

                                    /s/ Gold & Wachtel, LLP


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